EXHIBIT 10.1

MUTUAL SEPARATION AGREEMENT

This MUTUAL SEPARATION AGREEMENT (this “Agreement”) is entered into by and between SHOE CARNIVAL, INC. (the “Company”) and ERIK GAST (“Gast”) (Gast and the Company will sometimes be collectively referred to as the “Parties” and individually as a “Party”).

Recitals

A.            Gast has been employed with the Company pursuant to that Employment and Non-Competition Agreement dated March 14, 2023, between Gast and the Company (the “Employment Agreement”).

B.            Gast and the Company have mutually decided and agreed to terminate their employment relationship in accordance with the terms and conditions set forth in this Agreement.

Agreement

In consideration of the termination of the employment relationship, and the covenants, promises and obligations set forth herein, the Company and Gast agree as follows:

Section 1.          Separation of Employment. The Parties agree that Gast’s employment with the Company and Gast’s position as Executive Vice President and Chief Financial Officer will terminate or has terminated by mutual agreement effective September 25, 2023 (the “Employment Separation Date”). The Company will pay Gast his earned, unpaid base salary through the Employment Separation Date (such earned, unpaid salary hereinafter referred to as the “Final Wages”) on the Company’s next regular payroll date after the Employment Separation Date. Gast acknowledges that, except for the Final Wages, the Company has paid Gast all wages and other compensation to which Gast is entitled in connection with his employment with the Company and that, except as provided in this Agreement, Gast is not entitled to any additional compensation, including, without limitation, salary, commissions, wages, bonuses, or vacation pay from the Company. Except for any applicable COBRA rights or as otherwise may be expressly provided in any applicable employee benefit plans, Gast’s eligibility to participate in, and/or Gast’s receipt of, all employee benefits terminated as of the Employment Separation Date. Consistent with the Company’s expense reimbursement policies, the Company will reimburse Gast for any unreimbursed business expenses that Gast reasonably has incurred in connection with his employment with the Company up to the Employment Separation Date provided that Gast submits such expenses together with such receipts and other documentation as required by the Company’s expense reimbursement policies within thirty (30) days after the Employment Separation Date. The Company’s obligation to pay the Final Wages and the unreimbursed business expenses is not contingent on Gast entering into this Agreement, and the Company will pay Gast the Final Wages and the unreimbursed business expenses regardless of whether Gast enters into this Agreement.

Section 2.          Severance Benefits. Contingent on this Agreement becoming effective (as described in Section 8 below) and Gast’s compliance with this Agreement and his post-employment obligations and covenants under Section 5 and Section 6 of the Employment

Agreement, the Company will pay or provide Gast with the following severance benefits (collectively, the “Severance Benefits”) (which Gast acknowledges he would not be entitled to receive if he did not enter into this Agreement):

(a)            The Company will pay Gast a lump sum severance payment in the gross amount of Five Hundred Sixty-Six Thousand Dollars ($566,000) (the “Severance Payment”), payable within thirty (30) days after this Agreement becomes effective. The Severance Payment shall be subject to all applicable payroll tax withholdings.

(b)            During the eighteen (18) month period immediately following the Employment Separation Date, the Company will pay Gast up to eighteen (18) special monthly severance payments, each in the gross amount equal to the COBRA Premium Rate (as defined below) (each a “Special Monthly Payment”); provided, however, if Gast becomes eligible for group health insurance coverage benefits with a new employer during the 18-month period immediately following the Employment Separation Date, the Company’s obligation to pay, and Gast’s right to receive, any additional Special Monthly Payments shall immediately cease. Gast agrees to notify the Company immediately in writing if he becomes eligible for group health insurance coverage benefits with a new employer during the 18-month period immediately following the Employment Separation Date. Gast may use the Special Monthly Payments for any purpose. The Special Monthly Payments shall be subject to all applicable payroll tax withholdings. For purposes of the Agreement, the “Cobra Premium Rate” means the monthly amount charged, as of the Employment Separation Date, for COBRA continuation coverage under the Company’s group medical and dental plans for the coverage options and coverage levels applicable to Gast and his covered dependents as of the Employment Separation Date.

(c)            In accordance with Section 3.7 of the Employment Agreement Gast shall remain eligible to receive reimbursement of certain reasonable relocation expenses in connection with relocating his residence to the Fort Mill, South Carolina area, including customary closing costs in connection with the sale of Gast’s current home, house hunting trips and temporary housing expenses, subject to the terms and conditions of the Company’s relocation policies, as in effect from time to time. Relocation expenses shall be subject to a maximum reimbursement of One Hundred Thousand Dollars ($100,000) of relocation expenses in the aggregate, including any relocation expenses that have already been reimbursed to Gast. A relocation expense must be incurred and submitted for reimbursement by no later than December 31, 2023 to be eligible for reimbursement. The Company shall also pay Gast such amounts as are necessary to compensate him for any additional out-of-pocket federal, state and local income taxes incurred by Gast with respect to any compensation attributed to Gast for the reimbursements provided under Section 3.7 of the Employment Agreement.

Section 3.          Compliance with Code Section 409A. The intent of the Parties hereto is that payments and benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (collectively “Code Section 409A”) (including without limitation the exemptions for short-term deferrals and separation pay due to involuntary separation from service), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered in a manner consistent with such intent. To the extent payment and benefits under this Agreement are not so exempt, this Agreement (and any definitions hereunder) shall be interpreted and be administered to be in compliance with Code Section 409A. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its officers, directors, managers, employees, attorneys or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Gast as a result of the application of Code Section 409A. Any payments described in this Agreement that are due within the “short-term deferral period” (as defined in Code Section 409A) will not be treated as deferred compensation unless applicable law requires otherwise. If any amount to be paid or benefit to be provided to Gast pursuant to this Agreement constitutes deferred compensation subject to Code Section 409A, such payment or benefit shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made in connection with Gast’s separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment will instead be made on the first business day after the earlier of: (a) the date that is six (6) months following such separation from service; and (b) the date of Gast’s death.

Section 4.          Acknowledgment of Forfeiture of Unvested RSU’s and PSU’s. As of immediately prior to the Employment Separation Date, Gast held Thirty-One Thousand Two Hundred Eighty-Six (31,286) unvested Restricted Stock Units granted on or about April 24, 2023 pursuant to the Company’s 2017 Equity Incentive Plan (the “Unvested RSU’s”) and Nine Thousand Four Hundred Thirty (9,430) Performance Stock Units at the target level of performance granted on or about April 24, 2023 pursuant to the Company’s 2017 Equity Incentive Plan (the “Unvested PSU’s”). Gast and the Company acknowledge and agree that the Unvested RSU’s and Unvested PSU’s were immediately forfeited and became void effective as of the Employment Separation Date.

Section 5.          Reaffirmation of, and Compliance with, Post-Employment Covenants and Obligations under Employment Agreement. Gast hereby acknowledges and reaffirms his post-employment non-competition, non-disclosure, non-disparagement and other restrictive covenants and obligations under Section 5 and Section 6 of the Employment Agreement. If Gast breaches, or threatens to breach, this Agreement or any of the covenants or provisions set forth in Section 5 and Section 6 of the Employment Agreement, then in such event the Company shall have the right immediately and permanently to discontinue payment and provision of any of the Severance Benefits set forth in Section 2 of this Agreement. Gast acknowledges and agrees that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Gast’s breach or threatened breach of this Agreement or the covenants or provisions of Section 5 or Section 6 of the Employment Agreement.

Section 6.          Amendment of Section 6.4.1 of Employment Agreement. The Company and Gast agree that the definition of “Competing Business” in Section 6.4.1 of the Employment Agreement is hereby amended and restated as follows: “6.4.1 “Competing Business” means any of the following entities (which You acknowledge are direct competitors of the Company) and each of their respective subsidiaries and successors: (a) Payless; (b) Caleres, Inc.; (c) Designer Brands Inc.; (d) Rack Room; (e) Kohls Corporation; (f) Shoe Department; (g) Shoe City; (h) Shoe Pavilion, Inc.; (i) JD Sports Fashion plc; (j) Finish Line, Inc.; (k) Belk; (l) Off Broadway Shoe Warehouse; (m) Foot Locker Retail, Inc.; (n) Nike, Inc.;

(o) Adidas AG; (p) Puma SE; (q) Crocs, Inc.; (r) Skechers USA, Inc.; and/or (s) New Balance Athletics, Inc.”

Section 7.          General Release of Claims. To the fullest extent permitted by applicable laws, Gast hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its parents, subsidiaries and affiliated entities and all of its and their current and/or former employees, officers, members, shareholders, owners, directors, representatives, agents, insurers, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”), from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Gast signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with Gast’s employment with the Company, the termination of Gast’s employment with the Company, the Employment Agreement and/or any acts, omissions or events occurring on or before the date Gast signs this Agreement. Without limiting the generality of the foregoing, Gast acknowledges and agrees that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims Gast has or may have against the Company Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Indiana Civil Rights Law, and all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims or other theories of recovery as of the date Gast signs this Agreement; provided, however, Gast is not releasing or waiving (a) any claims or rights under this Agreement; (b) any vested rights under any employee benefit plan, (c) any rights or claims that cannot be waived by applicable law, or (d) any claim that may arise after the date Gast signs this Agreement. Gast has been advised by the Company that this Agreement does not prohibit Gast from (x) filing an administrative charge or complaint with a governmental agency, such as the United States Equal Employment Opportunity Commission (“EEOC”), relating to Gast’s employment with the Company; or (y) participating in any investigation by the EEOC or other governmental agency; provided, however, Gast acknowledges and agrees that by this Agreement he is waiving and releasing, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or complaint or any legal action relating to such charge or complaint. If the EEOC, any other administrative agency or any other person brings a complaint, charge or legal action on Gast’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Gast signs this Agreement, Gast hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

Section 8.          ADEA Advisements. Gast acknowledges : (a) the Company has advised Gast that by entering into this Agreement, Gast is waiving and releasing, among other claims, all claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the date Gast signs this Agreement; (b) the Company has advised Gast to consult with an attorney prior to signing this Agreement; (c) the Company has advised Gast that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company; (d) the Company has advised Gast that for a period of seven (7) days following Gast’s signing of this Agreement, Gast may revoke this Agreement by written notice to the Company; and (e) this Agreement will not become binding and enforceable until the seven-day revocation period has expired without Gast having exercised his right of revocation.

Section 9.          Cooperation and Transition Assistance. Gast agrees that for a period of six (6) months after the Employment Separation Date, he will, without any additional remuneration other than the Severance Benefits, cooperate with the Company in any work transition issues, including, without limitation, making himself reasonably available by phone and/or email, if requested, to answer questions or otherwise provide information concerning business transition issues or other business matters involving the Company; provided, however, the foregoing cooperation obligation shall not preclude Gast from obtaining other full-time employment or in any way interfere unreasonably with any such other employment. Gast further agrees and covenants that if, at any time, the Company desires Gast to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company, Gast will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. The Company agrees to reimburse Gast for all necessary and reasonable out-of-pocket expenses he incurs in connection with such matters. Should Gast be served with a subpoena in any legal proceeding relating to the Company, Gast agrees immediately to notify the Company of the subpoena and provide it with a copy of the subpoena, unless prohibited by applicable law.

Section 10.        No Actions Commenced. Gast represents and warrants that, as of the date of signing this Agreement: (a) Gast has not filed or submitted any complaint, charge or action of any kind in any forum, judicial, administrative or otherwise, against any of the Company Released Parties which complaint, charge or action is currently pending against any of the Company Released Parties with the EEOC, any other federal, state or local governmental agency, or any judicial body; (b) Gast has no known workplace injuries or occupational diseases; and (c) Gast has not sold, assigned or transferred to any other person or entity any claim, action, right or cause of action that Gast has or may have against any of the Company Released Parties or that is the subject of the general release of claims set forth in Section 7 of this Agreement.

Section 11.       Disclosure and Other Rights. Nothing in this Agreement or any other agreement to which Gast is subject shall be construed to prevent, restrict, or impede Gast from: (a) exercising protected rights to the extent that such rights cannot be waived by agreement; (b) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction; (c) reporting possible violations of law or regulation to any governmental agency; (d) filing an administrative charge with or participating in any government agency investigation or proceeding (although Gast waives the right to recover monetary damages in any charge, complaint or lawsuit filed by a government agency or anyone else); (e) disclosing or discussing conduct Gast reasonably believes to be illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, or sexual assault, that is recognized as illegal under state, federal, or common law, or that is recognized as against the clear mandate of public policy, occurring in the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and any employee, whether on or off the work premises; or (f) making any other disclosure or engaging in any other activity that is protected by applicable law.

Section 12.        Return of Company Property. Gast represents and covenants (a) that Gast has returned, or will immediately return, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, credit cards, files, computer and accessories, equipment, computer disks or files, documents, electronic data in any storage medium, and/or any such other Company property in Gast’s possession or custody or under Gast’s control (including, without limitation, any applicable security keys and passwords for any the Company’s devices or accounts), and (b) that Gast has not retained, and will not retain, copies (hard copy or electronic) of any the Company’s files, documents or electronic data, or any abstracts or summaries of such information.

Section 13.        Non-Disparagement of Gast. During the three (3) year period immediately after the Employment Separation Date, the Covered Company Representatives will not make or publish any public statement that disparages Gast or injures Gast’s reputation; provided, however, that nothing in this Section 13 is intended to prohibit: (a) any Covered Company Representative from making any disclosures as may be required or compelled by law or legal process; (b) any Covered Company Representative from making any disclosures or providing any information to any government or law enforcement agencies or bodies; (c) any Covered Company Representative from making any truthful statement in connection with the enforcement of or defense of any action, claim or cause of action relating to this Agreement or Your employment with the Company; or (d) any Covered Company Representative from making any statements, comments or disclosures within the Company or any affiliate of the Company, including, without limitation, making or publishing any statement, comment or disclosures to any employee, representative or agent of the Company or any affiliate of the Company; or (e) any Covered Company Representative from making any disclosures as part of its public filings under the federal securities laws. For purposes of this Agreement, “Covered Company Representative” means any member of the Company’s Board of the Directors, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, or any other executive officer of the Company holding the position of Executive Vice President or higher.

Section 14.        No Admission. This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either Party of any wrongdoing or liability, and each Party expressly denies any wrongdoing or liability.

Section 15.        No Other Severance Benefits. Gast acknowledges that, except as expressly provided in this Agreement, Gast is not entitled to any other severance payments or other benefits under any other agreement, plan or program that may be maintained by the Company, and Gast hereby waives any and all rights Gast may have under any such agreements, plans or programs.

Section 16.        Entire Agreement; Modification. This Agreement and the Employment Agreement constitute the entire agreement of the Parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed in this Agreement; provided, however, this Agreement does not affect or supersede Gast’s continuing obligations and covenants under the Employment Agreement that survive the termination of Gast’s employment, including, without limitation, Gast obligations under Section 5 and Section 6 of the Employment Agreement. Gast acknowledges and agrees that he does not have any continuing rights under the Employment Agreement. This Agreement may not be amended, supplemented, or modified except by a written agreement signed by both Gast and a duly authorized officer of the Company.

Section 17.        Severability. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or invalidity of the remainder of this Agreement. Should any covenant or provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable or invalid for any reason, such covenant or provision shall be enforced to the maximum extent permitted by applicable law.

Section 18.        Governing Law; Venue. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. The Company and Gast agree that any legal action arising out of or relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division. Further, the Company and Gast hereby consent and submit to the personal jurisdiction and venue of any appropriate state court of record in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division; provided, however, the foregoing shall not affect any applicable right a Party may have to remove a legal action to federal court.

Section 19.        Jury Trial Waiver. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 20.        Construction. This Agreement is the result of negotiations between the Parties. This Agreement shall be interpreted without any presumption or inference based upon or against the Party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.

Section 21.        Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. Signatures transmitted by facsimile or other electronic means (including, without limitation, pdf format or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) are acceptable the same as original signatures for execution of this Agreement.

Section 22.        Acknowledgment. Gast acknowledges that he has been given ample time to consider this Agreement, he has had the opportunity to consult with his own attorney or other advisors concerning this Agreement if he so chooses, and he is knowingly and voluntarily entering into this Agreement intending to be legally bound.

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[Signature page for Mutual Separation Agreement]

IN WITNESS WHEREOF, the Company and Gast have executed this Mutual Separation Agreement on the date(s) indicated below.

GAST		COMPANY

SHOE CARNIVAL, INC.

/s/ Erik Gast		By:	/s/ Mark J. Worden
Erik Gast
		Title:	President & Chief Executive Officer

Date:	September 21, 2023	Date:	September 22, 2023